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                                                                 (EXHIBIT 12.01)



                          Ambac Financial Group, Inc.
                      Ratio of Earnings to Fixed Charges


The following table contains our ratio of earnings to fixed charges for each of the periods indicated:




                                                            Years Ended December 31,
                                           ----------------------------------------------------------
                                              1999        1998        1997        1996        1995
                                           ----------------------------------------------------------
Ratio of earnings to fixed charges           11.56x      10.50x      13.41x      17.91x      10.77x

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     We computed the ratio of earnings to fixed charges by dividing earnings before income taxes and extraordinary items plus fixed charges by the fixed charges. For the purpose of this ratio, fixed charges consist of interest expense incurred, capitalized interest, amortization of debt expense and one-third of rental payments under operating leases (an amount deemed representative of the appropriate interest factor).